Exhibit 10.38
ASSET MANAGEMENT AGREEMENT
(Hollymead Town Center)
     THIS ASSET MANAGEMENT AGREEMENT (this “Agreement”) is made effective as of the 2nd day of February, 2006 (the “Effective Date”), between HM ACQUISITION GROUP LLC, a Virginia limited liability company, having an office at 4733 Bethesda Avenue, Suite 800, Bethesda, Maryland 20814 (“Owner”), and OCTAGON PARTNERS, LLC, a Virginia limited liability company having its principal place of business at 210 5th Street, N.E., Charlottesville, Virginia 22902 (“Manager”) and OPRE PREFERRED INVESTMENTS, LLC, a Virginia limited liability company having its principal place of business at 210 5th Street, N.E., Charlottesville, Virginia 22902 (“OPRE Preferred Investments”).
W I T N E S S E T H:
     WHEREAS, Owner is the owner of real property (the “Property”) as follows:
Hollymead Town Center
Approximately 78.07 acres of real property located in the Rivanna Magisterial District of Albemarle County, Virginia, depicted as tax Map 32, Parcels 42C, 42A, 44, 45 and 50 and Tax Map 46 Parcel 5, and as shown on the plats of Rivanna Engineering & Servicing, PLC entitled “Plat Showing Boundary Survey” dated August 5, 2005.
The Property is sometimes referred to as the “Project.”
     WHEREAS, Owner desires to obtain the services of Manager in connection with obtaining final zoning and site plan approval and related governmental approvals for the Project and procuring on behalf of Owner suitable purchasers of parcels of land within the Project (all of the foregoing, being more particularly described below, being hereinafter referred to as “Manager’s Obligations”) and Manager desires to render such services, as more fully described herein, on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.1 Definitions. The following terms (whether or not underscored) when used in this Agreement, including this preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

     “Affiliate” means any person or persons acting in concert in respect of the person in question that, directly or indirectly, through one or intermediaries, Controls, is controlled by or is under common control with such person (for purposes hereof, a “person” includes any natural person as well as any entity such as a partnership, limited liability company or corporation).
     “Asset Management Fee” means the Asset Management Fee set forth in Exhibit A.
     “Budget” shall mean the Project Budget referred to in Article V.
     “Control,” “Controlled by,” and “under common Control with,” as used with respect to any person or group of persons, means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or by contract or otherwise.
     “Manager” means Octagon Partners, LLC.
     “Manager Exculpated Party” means any and all direct and indirect officers, directors, shareholders, members, managers, beneficial owners, trustees, partners, Affiliates, employees, participants or agents of Manager.
     “Manager’s Obligations” shall have the meaning set forth in the recitals to this Agreement.
     “Manager’s Representative” means as of the Effective Date, John P. Williamson, Jr. and John A. Stalfort III (or either of them, in the case of the death or incompetency of one of John P. Williamson, Jr. or John A. Stalfort III), in their capacities as representatives of Manager, or a substitute Manager’s Representative(s) appointed from time to time by Manager with the consent of Owner. Either party constituting Manager’s Representative may act on its own, without the consent or joinder by the other party, and Owner may rely on any notice, agreement, consent, approval or other action taken by any such party as being the notice, agreement, consent, approval or other action of Manager.
     “Owner Exculpated Party” means any and all direct and indirect officers, directors, shareholders, members, managers, beneficial owners, trustees, partners, Affiliates, employees, participants or agents of Owner and its affiliates.
     “Owner’s Representative” means as of the Effective Date, Peter Minshall, William LeBlanc and Blair Fernau, in their capacity as representatives of Owner, or a substitute Owner’s Representative(s) as appointed from time to time by Owner. Any Owner’s Representative may act on its own without the consent or joinder by the other party or parties, and Manager may rely on any notice, agreement, consent, approval or other action taken by any such party as being the notice, agreement, consent, approval or other action of Owner.
     “Professionals” means any and all attorneys, architects, surveyors, engineers, consultants and other professionals engaged to perform services with respect to the Project that are included in the Budget.
     “Profits Interest” means the Profits Interest set forth in Exhibit A.

     “Project” shall have the meaning set forth in the recitals to this Agreement.
     “Property” shall have the meaning set forth in the recitals to this Agreement.
ARTICLE II
APPOINTMENT
     SECTION 2.1 Appointment of Manager; Manager’s Obligations. Subject to the provisions and during the Term of this Agreement, Owner hereby appoints Manager, and Manager hereby accepts appointment, as Owner’s asset manager for the Project to perform Manager’s Obligations. Manager agrees to perform Manager’s Obligations so as to assist Owner in causing the site plan and zoning for the Project to be approved by all applicable governmental bodies and to assist the Owner with marketing the Project for sale and development in an orderly and efficient manner in accordance with the Budget. Manager shall at all times during the performance of its duties hereunder act in Owner’s best interest with respect to the proper protection of the Property. In this capacity, except as disclosed to and approved by Owner in writing, Manager shall at all times deal at arm’s length with all third parties and shall serve Owner’s interest at all times. Manager shall work cooperatively with all Professionals engaged by Owner to assist with the performance of Manager’s Obligations as well as with real estate brokers which are to retained by Owner in connection with the disposition of parcels of land within the Project. Manager shall provide advisory and consultation services as are provided for properties similar in type and location to the Property, including, without limitation, providing advisory, consultation and other services in accordance with this Agreement, and working with the Owner to achieve the expeditious disposition of the Property in a manner consistent with the Owner’s business plan. Manager’s asset management duties shall include without limitation, the duties to advise the Owner on Manager’s opinion of the best manner to dispose of the Property, to take such actions in respect of the Property as are reasonably requested by the Owner consistent with Manager’s duties specified herein, and to cause the zoning and site plan for the Project to be finalized and approved within the Budget as soon as practicable, but in no event later than December 6, 2006. Manager shall make recommendations to Owner as to Manager’s judgment regarding each of the matters described in this Article II. In connection with the performance by Manager of the Manager’s Obligations, Manager hereby further agrees as follows:
     SECTION 2.1.1 Records. Upon request by Owner, Manager shall promptly deliver to Owner copies of all governmental approvals and any other documents, agreements, instruments and records relating to the Project in Manager’s possession. All such approvals and any other documents, agreements, instruments and records shall at all times be the property of Owner.
     SECTION 2.1.2 Repairs and Maintenance. At the expense of Owner, and in accordance with the Budget, Manager agrees to oversee keeping the Property, including all improvements, equipment and systems thereon, in good order and repair, as applicable to properties of a similar nature to the subject Project, oversee the making of all repairs, maintenance, improvements and additions to the Property that are approved by Owner, as necessary or desirable for keeping the Property in good and marketable condition.

     SECTION 2.1.3 Taxes. Manager shall also oversee and monitor the prompt review, payment and, if applicable, appeal of any taxes, assessments and other obligations which could constitute liens against the Property.
     SECTION 2.1.4 Emergency Expenditures. Manager agrees to give prompt notice to Owner of any emergency of which Manager has knowledge requiring material repairs or expenditures and to make reasonable efforts to secure Owner’s prior approval before making same.
     SECTION 2.1.5 Notices of Claim of Injury or Damage. Upon knowledge of same (and unless otherwise directed by Owner), Manager agrees to notify (a) Owner and any insurance carrier of any personal injury or property damage occurring to or claimed by any third party with respect to the Property of which Manager has knowledge and (b) Owner of any disclaimer of coverage by any insurance carrier, and to promptly forward to Owner any summons, subpoena, or legal document served upon Manager relating to actual or alleged potential liability of Owner or Manager.
     SECTION 2.1.6 Information. Manager shall keep Owner apprised of, and shall promptly notify Owner of, all matters coming into Manager’s knowledge that have or may have a material adverse effect on the ownership and disposition of the Property.
     SECTION 2.1.7 Assistance with Proposed Sale. Manager agrees to cooperate with and assist Owner in any attempt(s) by Owner to sell or otherwise transfer any or all of its interest in any portion of the Property, including selecting real estate brokers and evaluating offers, without any claim for separate compensation therefore (other than the Profits Interest described herein, if applicable).
     SECTION 2.1.8 Damage and Destruction. Manager will promptly report and forward to Owner information regarding any casualty affecting the Property of which Manager is aware. In connection with any such casualty, Manager shall oversee such actions in connection therewith as are approved or requested by Owner.
     SECTION 2.1.9 Third Party Contracts. Manager shall advise Owner as to the necessity or desirability of entering into agreements at Owner’s expense and in form and substance acceptable to Owner, with third parties, to perform the duties Manager reasonably deems necessary with respect to the Property.
     SECTION 2.1.10 Permits and Approvals. Manager shall oversee all filings and applications for permits, certificates and other similar approvals or documentation with all authorities having jurisdiction over the Property.
ARTICLE III
AUTHORITY OF MANAGER
     SECTION 3.1 General Construction of Agreement. Manager shall not have authority to act on behalf of Owner or to bind Owner to any obligation to any third party, without the express written authorization of Owner, which authorization may be delivered in the form of an email or facsimile. Owner and not Manager shall have final approval (in its sole discretion) over, and shall execute, all agreements binding on Owner with respect to the Property, unless Owner provides Manager with express written authorization to execute any agreement on behalf of or otherwise bind Owner, which authorization may be delivered in the form of an email or facsimile.
ARTICLE IV
EXPENSES AND OTHER OBLIGATIONS OF OWNER
     SECTION 4.1 General Expenses of Manager to be Paid by Owner. Except as otherwise expressly provided herein, Owner shall not be obligated to reimburse out-of-pocket expenses incurred by Manager in connection with the performance of its obligations under this Agreement.
     Notwithstanding anything to the contrary in the foregoing, Manager shall be reimbursed for specific expenses related to the Project set forth in the Budget or otherwise mutually and reasonably agreed to from time to time by Manager and Owner.
ARTICLE V
BUDGETS AND REPORTS
     SECTION 5.1 Project Budget. Manager agrees to maintain the Project and perform its obligations in accordance with the Budget attached hereto as Exhibit B and not to permit expenditures relating to the Project except within the categories and amounts contained in such Budget, unless Manager first obtains Owner’s written approval of such expenditure. Manager shall inform Owner of any significant increases or decreases in costs and expenses relating to the Project that were not foreseen during the Budget preparation period and thus were not reflected in the Budget, and in turn to propose changes to the Budget for Owner’s approval.
     SECTION 5.2 Reports. Manager shall provide to Owner, upon Owner’s reasonable request, a written description of all actions taken by Manager in connection with Manager’s performance of Manager’s Obligations and of all material developments at the Project during the preceding week.
ARTICLE VI
INDEMNIFICATION
     SECTION 6.1 Indemnification. Manager agrees to indemnify and save Owner and each Owner Exculpated Party harmless from and against all claims, loss, cost, liability and expense, including, but not limited to, reasonable counsel fees and disbursements, that arise our of (a) any act constituting theft, fraud, willful misconduct or gross negligence on the part of Manager and/or Manager’s members, managers, officers, employees, agents and/or representatives, or (b) any action or omission by Manager in breach of this Agreement. Except for the matters covered by Manager’s indemnity set forth in this Section 6.1, Owner shall indemnify, defend and hold harmless Manager and Manager Exculpated Parties from any claim, loss, cost, liability and expense, including, but not limited to, reasonable counsel fees and disbursements, relating to the Property that results from Owner’s acts or omissions or from Manager’s performance of Manager’s Obligations hereunder in accordance with the terms hereof, provided Manager:

          (i) was acting in good faith, with the belief that such conduct complied with the requirements of this Agreement, and was not engaged in fraud, intentional misrepresentation, gross negligence or theft;
          (ii) notifies Owner and any insurance carrier (as required) promptly after Manager becomes aware of any such loss, damage or injury;
          (iii) takes no action (such as admission of liability) that bars Owner from obtaining any protection afforded by any insurance policy Owner may hold or that might prejudice Owner in its defense to a claim based on such loss, damage or injury; and
          (iv) agrees that Owner shall have the exclusive right, at its option, to conduct the defense to any claim, demand or suit; provided, that Manager shall have the right to participate in such defense at Manager’s sole cost and expense.
No provision contained herein shall be construed so as to obligate Owner to indemnify Manager against any theft, fraud, willful misconduct or gross negligence by Manager and/or Manager’s members, managers, officers, employees, agents and/or representatives.
     SECTION 6.2 Survival of Indemnifications. The indemnifications set forth in this Article VI shall survive the expiration or earlier termination of this Agreement.
     SECTION 6.3 Insurance. Owner shall maintain, and name Manager as an additional insured under, policies of comprehensive general liability insurance as is customary for properties of the type as the Property.
     SECTION 6.4 Waiver of Subrogation. Any insurance carried by either party with respect to the Property or any occurrence thereon shall, if it can be so written without additional premiums or with an additional premium that the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured hereunder prior to the occurrence of injury or loss. Each party, notwithstanding any provisions of this Agreement to the contrary, hereby waives any right or recovery against the other of injury or loss due to hazards covered by such insurance containing such waiver of subrogation.
ARTICLE VII
COMPENSATION
     As its sole compensation, payment and commissions for the performance of Manager’s Obligations, Manager shall be entitled to receive the fees and other benefits described on Exhibit A.
ARTICLE VIII
TERM OF AGREEMENT
     SECTION 8.1 Term of Agreement. This Agreement shall continue in force with respect to the Project (the “Term”) until the earliest to occur of (i) the sale, transfer, conveyance or other disposition of the Property by Owner and the payment of all fees payable by Owner to Manager as described on Exhibit A; and (ii) the earlier termination of this Agreement pursuant to the terms hereof. Manager may terminate this Agreement at any time upon sixty (60) days’ prior written notice to Owner.
     SECTION 8.2 Termination. Notwithstanding anything to the contrary contained in this Agreement, Owner shall have the right to terminate this Agreement (i) upon any default or breach by Manager of its obligations hereunder or other violation by Manager of the terms of this Agreement, if Manager has not cured such default, breach or violation within thirty (30) days of receipt of written notice of such default, breach or violation or (ii) immediately if Manager shall engage in fraud, deceit, willful or intentional misconduct, gross negligence, embezzlement, misappropriation of funds, or violation of law. In the case of defaults described in clause (i) that cannot reasonably be cured within the thirty (30) day period described in clause (i), and provided Manager commences such cure within such thirty (30) day period and thereafter diligently pursues such cure, such thirty (30) day period shall be extended by the reasonable period required to effect such cure (however, such extension of the 30-day period shall in no event exceed 60 days).
     SECTION 8.3 Obligations Under Termination. Upon termination of this Agreement for any reason, or the expiration of the term according to the terms of this Agreement, the relationship created hereby shall immediately cease and Manager shall have no further right to act for Owner or pursue any of the activities described in this Agreement. In the event of termination, Manager agrees to fulfill all reporting, bookkeeping and related functions hereunder through termination. Upon termination, Manager shall at the sole cost and expense of Owner, also forthwith (i) deliver to Owner all monies of Owner on hand, (ii) deliver to Owner, as received, any monies due Owner under this Agreement, (iii) deliver to Owner (in accordance with Owner’s reasonable instructions), all materials and supplies, keys, copies of contracts, agreements and documents, and copies of such other accounting papers, books and records pertaining to the Property as Owner may request, (iv) deliver to Owner or Owner’s duly appointed agent, all records, contracts, receipts, unpaid bills, and all other papers or documents that pertain to the Property in Manager’s possession or control, and (vi) perform any other actions, or deliver any other documents, reasonably required hereunder upon termination of this Agreement, including facilitating an orderly transition of asset management to a new asset manager of the Property. This Section 8.3 shall survive the expiration or earlier termination of this Agreement.
     SECTION 8.4 Payment of Compensation After Termination. Manager shall not be entitled to the payment of any Asset Management Fee that is payable with respect to the period after this Agreement is terminated, other than any accrued and unpaid Asset Management Fee with respect to the period prior to the effective date of such termination. However, notwithstanding anything to the contrary in this Agreement (including the previous provisions of this Article 8), the Owner’s obligation to pay the Profits Interest as described in Exhibit A shall survive the expiration of the Term or the termination of this Agreement for any reason.
ARTICLE IX
NOTICES
     All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) upon the date of personal delivery

(if notice is delivered by personal delivery), (ii) on the date of delivery, as confirmed by electronic answerback (if notice is delivered by facsimile transmission), (iii) on the day one business day after deposit with a nationally recognized overnight courier service (if notice is delivered by nationally recognized overnight courier service), or (iv) on the date shown on the certified mail receipt for acceptance or refusal of delivery following mailing from within the United States by first class United States mail, postage prepaid, certified mail return receipt requested (if notice is given in such manner), and in any case addressed to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other):
     If to Owner:
c/o Asset Capital Partners, L.P.
4733 Bethesda Avenue
Suite 800
Bethesda, Maryland 20814
Attn: Peter C. Minshall
     If to Manager to:
Octagon Partners, LLC
210 5th Street, N.E.
Charlottesville, Virginia 22902
Attn: John P. Williamson
     If to OPRE Preferred Investments to:
OPRE Preferred Investments, LLC
c/o Octagon Partners, LLC
210 5th Street, N.E.
Charlottesville, Virginia 22902
Attn: John P. Williamson
ARTICLE X
MISCELLANEOUS
     SECTION 10.1 Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.
     SECTION 10.2 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

     SECTION 10.3 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State in which the Property is located.
     SECTION 10.4 Assignability. This Agreement may not be assigned by either party without the prior written consent of the other. It is agreed, however, that a sale of all or substantially all of the capital stock, partnership interests or assets of, or a merger of other business combination transaction involving, Asset Capital Corporation, Inc. or Asset Capital Partners, L.P. shall not be subject to the consent of the Manager.
     SECTION 10.5 Limited Authority. Manager’s authority shall be derived wholly from this Agreement, and Manager has no authority to act for, bind or represent Owner except as herein specified.
     SECTION 10.6 Successors Bound. This Agreement shall be binding upon and inure to the benefit of Manager and Owner and their respective permitted assigns.
     SECTION 10.7 No Partnership or Joint Venture. Nothing contained herein shall be deemed to constitute Owner and Manager as partners or joint venturers.
     SECTION 10.8 Time. Time is of the essence with respect to this Agreement.
     SECTION 10.9 Limitation of Recourse. Notwithstanding anything to the contrary contained herein no Owner Exculpated Party shall have any liability hereunder.
     SECTION 10.10 No Sales Agreement. Manager is not authorized to list the Property for sale or to negotiate with prospective purchasers of the Property without the Owner’s express prior written consent; however, Manager shall deliver to Owner any unsolicited offers to purchase all or any portion of the Property. If Owner should sell the Property or enter into an agreement with a prospective purchaser with respect to a sale of the Property, then, with the exception of the Asset Management Fee and Profits Interest described on Exhibit A hereto, Manager shall not be entitled to any sales brokerage commission, finder’s fee or any other compensation unless Owner has entered into a separate written listing agreement or sales broker agreement with Manager.
[Signatures on Following Page]

     IN WITNESS WHEREOF, Owner and Manager have executed this Agreement as of the Effective Date.

Witness:	OWNER: HM ACQUISITION GROUP, LLC, a Virginia limited liability company

	By:	/s/ Peter Minshall

	Name:	Peter Minshall
	Title:	CEO

Witness:	MANAGER: OCTAGON PARTNERS, LLC, a Virginia limited liability company

	By:	/s/ John Stalfort

	Name:	John A. Stalfort III
Title:

Witness:	OPRE PREFERRED INVESTMENTS: OPRE PREFERRED INVESTMENTS, LLC, a Virginia limited liability company

	By:	/s/ John Stalfort

	Name:	John A. Stalfort III
Title:

SCHEDULE OF EXHIBITS
EXHIBIT A: Fee Schedule
EXHIBIT B: Project Budget

EXHIBIT A
Compensation Schedule
I.	Asset Management Fee.
     A.      Asset Management Fee. Manager shall be entitled to receive a monthly asset management fee in the amount of Twenty Thousand Dollars ($20,000.00) per month, commencing on the acquisition date of the Property and continuing until the earlier of (i) the sale by Owner in one or more parcels of least 31 acres of the land contained on the Property and (ii) June 1, 2006. After the first to occur of clause (i) or (ii) above, Manager shall be entitled to receive a monthly asset management fee in the amount of Ten Thousand Dollars ($10,000.00) per month.
     B.      Payment of Asset Management Fee. The Asset Management Fee shall be payable to the Manager on or before the tenth day of the month (for the prior month). The Asset Management Fee shall be prorated for any partial calendar month of the Term.
II.	Profits Interest.
OPRE Preferred Investments, LLC shall be entitled to receive a profits interest equal to forty percent (40%) of the Net Cash Flow (as defined below) received by the Owner with respect to the Project after (i) repayment of all outstanding principal and all interest owing or paid on all indebtedness of the Owner with respect to the Property that is outstanding on the date of this Agreement, or such indebtedness of the Owner with respect to the Property that results from a recapitalization by Owner of the Property so long as the principal amount of such new indebtedness does not exceed the amount of indebtedness outstanding immediately prior to such recapitalization and the annual rate of interest on such new indebtedness does not exceed 10% (any such indebtedness is referred to hereafter as “Indebtedness Encumbering the Property”), (ii) Owner has received cumulative Net Cash Flow equal to Owner’s Invested Equity (as defined below) and (iii) Owner has received Net Cash Flow equal to a cumulative 15% annual return, compounded annually, on the Owner’s Invested Equity.
     A.      For purposes of this Agreement, the following terms shall have the following meanings:
     (1)      “Net Cash Flow” shall mean the cash generated by the Project, including as a result of any sale of all or any portion of the Project, that is available for distribution to the Owner after payment of all operating expenses, taxes, insurance, interest expense, commissions, closing costs, marketing expenses, prorations and adjustments, attorneys’ and professional fees and expenses, and other costs and expenses incurred by Owner, including a reasonable reserve for outstanding liabilities and obligations of Owner related to operation of the Project and the sale thereof.
     (2)      “Owner’s Invested Equity” shall mean the aggregate amount invested by Owner in the Project, including but not limited to all acquisition costs, capital improvements and interest payments on the Indebtedness Encumbering the Property, and all amounts expended in

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maintaining, improving, operating, owning and selling the Property, including all amounts paid to Manager as fees or reimbursements.
III.      In the event of any dispute regarding the determination and/or payment of the Profits Interest, the prevailing party in any arbitration or litigation shall be reimbursed by the other party for reasonable attorneys’ fees, experts witness fees and court costs incurred with respect to such dispute.

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